Exhibit (a)(1)(a)

SYPRIS SOLUTIONS, INC.

OFFER TO EXCHANGE
CERTAIN UNEXERCISED VESTED OPTIONS
FOR NEW VESTED SHARES OF COMMON STOCK OR NEW VESTED OPTIONS
TO PURCHASE COMMON STOCK

This document constitutes part of the prospectus relating to the Sypris Solutions, Inc.
2004 Sypris Equity Plan, covering securities that have been registered under the
Securities Act of 1933, as amended.

March 31, 2008

SYPRIS SOLUTIONS, INC.
Offer to Exchange Certain
Unexercised, Vested Options for New Vested Shares of Common Stock or
New Vested Options to Purchase Common Stock

This offer will expire at 5:00 p.m., Eastern Time, on May 1, 2008 and your rights to withdraw will expire at 5:00 p.m., Eastern Time, on May 12, 2008, unless we extend them by written notice.

By this offer, we are giving you the opportunity to surrender your vested outstanding, unexercised stock options which have exercise prices equal to or greater than $4.31 per share (the “Eligible Options”), in exchange for New Shares of common stock or New Options to acquire common stock with an exercise price of $4.31 per share (the “Offer Price”). You may participate in this offer if you are an employee of Sypris Solutions, Inc. or one of our subsidiaries (collectively referred to as Sypris, the Company, we, our or us) or a current Director and remain an employee or a Director until the date on which we cancel Eligible Options under this offer.

At your election, you may exchange all of the Eligible Options which you received on any single grant date having the same exercise price (each such grant of Eligible Options which is fully vested, an “Eligible Grant”) for either (i) new, vested shares of common stock having a Fair Value equivalent to the Fair Value of each such Eligible Grant (“New Shares”) or (ii) new options to purchase shares of Sypris common stock having a Fair Value equivalent to the Fair Value of each such Eligible Grant (“New Options”). Your election to receive New Shares or New Options will become effective and final on the expiration date.

New Shares and New Options issued in exchange for cancelled Eligible Grants are immediately vested. Each New Option will remain exercisable through March 30, 2012.

The exercise price of New Options will be equal to the last reported closing price per share of our common stock on the Nasdaq Global Market prior to regular trading hours on March 31, 2008.

Our common stock is traded on the Nasdaq Global Market under the symbol “SYPR.” You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer. However, you should also consider that the current market price of Sypris common stock may provide little or no basis for predicting what the market price of Sypris common stock will be at any time in the future.

IMPORTANT

If you participate in this offer, you must complete and sign the personalized election form you receive from us (Exhibit A to the Award Agreement), and fax it to us at fax number (502) 329-2036, email it to andrea.luescher@sypris.com or hand deliver it to Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 before 5:00 p.m., Eastern Time, on May 12, 2008. Only responses that are complete, signed and actually received by us by the deadline will be accepted. Responses submitted by U.S. mail or Federal Express or other express couriers before the deadline are not permitted if received after the deadline.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer, or requests for additional copies of this offer to exchange and other option exchange program documents, to Andrea Luescher at (502) 329-2000.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

Offer to Exchange dated March 31, 2008.

You should only rely on the information contained in this offer to exchange, as it may be amended from time to time. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer of common stock or the New Options in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS		1

THE OFFER		7

1.	Eligibility	7

2.	Number of options; expiration date	8

3.	Purpose of the offer	8

4.	Procedures for electing to exchange options	9

5.	Withdrawal rights	10

6.	Acceptance of Eligible Options in exchange for issuance of New Shares or New Options	11

7.	Conditions of the offer	12

8.	Price range of shares	14

9.	Source and amount of consideration; terms of New Shares or New Options	14

10.	Information concerning Sypris	16

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	18

12.	Status of options acquired by us in the offer	22

13.	Legal matters; regulatory approvals	22

14.	Material U.S. federal income tax consequences	22

15.	Extension of offer; termination; amendment	23

16.	Fees and expenses	24

17.	Additional information	24

18.	Miscellaneous	24

SCHEDULE A	Information Concerning the Directors and Executive Officers of Sypris Solutions, Inc.

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. You should also be sure to read the remainder of this offer to exchange document, your election form, the withdrawal form and the other offer documents.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What is the offer?

A1.
This offer is a voluntary opportunity for eligible optionees to exchange Eligible Options for New Shares of common stock or New Options to purchase common stock, subject to certain limitations. The following is a brief summary of the terms of this offer:

Eligible Optionees

•
Employees and current Directors of Sypris as of March 31, 2008 who remain associated with Sypris until the date on which we cancel the exchanged options (we refer to this date as the cancellation date, and we expect it to be May 13, 2008) .

Eligible Options

•
All outstanding, vested unexercised options in any Eligible Grant held by eligible optionees with exercise prices equal to or greater than the Offer Price are Eligible Options which may participate in this exchange offer.

•	If you participate in this offer, you must exchange all Eligible Options that are part of any single, fully vested Eligible Grant (having the same grant date and the same exercise price).

Exchange Ratio

•
An eligible optionee may elect to receive New Shares of common stock or New Options to purchase shares of common stock having an equivalent Fair Value to each Eligible Grant to be cancelled in each such exchange, as applicable.

Issuance of New Shares and New Options

•	Your New Options and your right to receive New Shares of common stock have been granted effective as of March 31, 2008, subject to our receipt of your election form before May 1, 2008.

•	All New Options will be non-qualified stock options for purposes of federal tax laws.

•	All New Shares and New Options will be issued under and will be subject to the terms of our 2004 Sypris Equity Plan and the 2008 Stock Option Exchange Program.

•
If you resign or your employment is terminated before May 13, 2008, your rights under this offer will be forfeited and your Eligible Options will be unaffected by this offer (although they may still be forfeited for other reasons, in accordance with the applicable terms governing such options).

Exercise Price of the New Options

•	The exercise price of the New Options is the Offer Price.

Vesting and Exercisability of Stock and New Options

•	Each New Share and New Option granted with respect to an exchanged Eligible Option is fully vested commencing on the new grant date. All New Options will be exercisable through March 30, 2012.

Q2.	What are the terms used in this offer?

A2.	The following is a brief summary of the terms used in this offer:

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•
“cancellation date” refers to the date when exchanged options will be cancelled. We expect that the cancellation date will be May 13, 2008. If the expiration date is extended, then the cancellation date will be similarly extended.

•
“Eligible Grant” refers to all outstanding grants of Sypris stock options having the same grant date and exercise price and in which 100% of the granted options are fully vested, with an exercise price equal to or greater than the Offer Price.

•	“Eligible Option” refers to all options in any Eligible Grant.

•	“eligible optionee” refers to any employee of Sypris or its subsidiaries who remains employed until the cancellation date and current Directors.

•	“exchanged option” refers to any fully vested option that you exchange pursuant to this offer.

•
“expiration date” refers to the date that this offer expires. We expect that the expiration date will be May 1, 2008 at 5:00 p.m., Eastern Time. We may extend the expiration date at our sole discretion; any extension will be made by written notice. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•
“Fair Value” refers to the value of any grant of equity securities (including any Eligible Option, Eligible Grant, New Option or New Share) calculated using the Black-Scholes Merton Valuation Model, pursuant to the requirements of FAS No. 123(R) in accordance with generally accepted accounting principles, based on the last reported closing price of Sypris common stock on the NASDAQ Global Market prior to regular trading hours on March 31, 2008.

•	“Award Agreement” refers to the standard terms of awards granted under the 2008 Stock Option Exchange Program and your election form (Exhibit A).

•	“New Options” refers to options issued pursuant to this offer that replace your exchanged options.

•	“New Shares” refers to common stock of Sypris issued pursuant to this offer that replace your exchanged options.

•
“offer” refers to this offer to exchange all of your vested outstanding, unexercised options that have exercise prices equal to or greater than $4.31 per share, for New Options or New Shares subject to the terms and conditions described in this Offer to Exchange.

•	“offer period” refers to the period from the first business day of this offer to the expiration date. We expect that this period will begin on March 31, 2008 and expire on May 1, 2008.

•	“Offer Price” refers to the last reported price of Sypris common stock on the Nasdaq Global Market prior to regular trading hours on March 31, 2008.

•	“Sypris, the Company we, our or us” refers to Sypris Solutions, Inc. and its subsidiaries.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•
“withdrawal date” refers to the last date on which you may withdraw any previously submitted election form and your participation from this offer. We expect that the withdrawal date will be May 12, 2008 at 5:00 p.m., Eastern Time. We may extend the withdrawal date at our sole discretion; any extension will be made by written notice. If we extend the offer, the term “withdrawal date” will refer to the time and date through which you may withdraw your participation in the extended offer (including the withdrawal of any earlier election form).

Q3.	Why is Sypris making this offer?

A3.
We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own shares of our common stock or options to purchase shares of our common stock that are structured to help assure that employees receive appropriate incentives.

Q4.	Who may participate in this offer?

A4.
You may participate in this offer if you are an employee or current Director of Sypris at the time of this offer until the cancellation date. If you resign or your employment is terminated before May 13, 2008, your rights under this offer will be forfeited and your Eligible Options will be unaffected by this offer (although they may still be forfeited for other reasons, in accordance with the applicable terms governing such options).

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on May 1, 2008:

1.	Properly complete and sign the personalized election form that you will receive from us.

2.
Deliver the completed and signed election form to us either via facsimile at (502) 329-2036, by email to andrea.luescher@sypris.com or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Election forms submitted by U.S. mail or Federal Express or other express couriers before the deadline are not permitted if received after the deadline.

You will receive a personalized election form by email or U.S. mail at your home address that lists all of your eligible options. If we do not receive your election form on or before May 1, 2008 we will assume you have not elected to participate.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will send an email notice or other written notice to all eligible optionees disclosing the extension no later than 5:00 p.m., Eastern Time, on the business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

The delivery of all documents, including election forms, is at your risk. We intend to send confirmation of the receipt of your election form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q6.	Am I required to participate in this offer?

A6.
No. Participation in this offer is completely voluntary. However, if you participate in this offer with regard to your Eligible Options, then you must exchange all vested options in each Eligible Grant that you elect to exchange.

Q7.	What happens to my eligible options if I choose not to participate?

A7.	If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, and (ii) retain their current exercise price.

Q8.	Can I change my mind and withdraw all of my options from this offer?

A8.
Yes. You may change your mind after you have submitted an election form and withdraw all of the options you previously elected to exchange at any time before the withdrawal date (which may be extended by us). You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date, and the last withdrawal notice we receive before the withdrawal date. (In addition, if we have not formally accepted your options for exchange within 4 business days after the final withdrawal date, you would also have a right to withdraw your tendered options thereafter.

Q9.	How do I withdraw my election?

A9.	To withdraw your election to exchange all of the options you previously elected to exchange, you must do the following before the withdrawal date:

1.	Properly complete and sign the withdrawal form.

2.
Deliver the completed and signed withdrawal form to us either via facsimile at (502) 329-2036, by email to andrea.luescher@sypris.com or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Q10.	What if I withdraw my election and then decide again that I want to participate in this offer?

A10.
If you have withdrawn all of the options you previously elected to exchange and then decide again that you would like to exchange all of those options, you may re-elect to participate by submitting a new, properly completed election form that is signed and dated after the date of your withdrawal form but is submitted on or before the expiration date of the offer.  You may continue to withdraw your previous elections to exchange any or all of your Eligible Grants through the withdrawal date, but after the expiration date you may no longer submit any new election forms or change any election form to choose New Options (instead of previously selected New Shares) or New Shares (instead of previously selected New Options).

Q11.	Why can’t you just grant me additional shares of common stock or options?

A11.
We have a limited number of shares of common stock and options that we may grant without additional stockholder approval. Granting a sufficient number of shares of stock or stock options to employees to allow us to achieve the same benefits for employees and stockholders that this offer is intended to achieve could have a severe negative impact on the Company in terms of future dilution and reduced earnings per share. This offer allows us to conserve the current reserves under our equity incentive plan and to maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant stock or options to newly hired employees.

We believe this offer is in the best interests of our employees and stockholders, providing an appropriate incentive for and commitment by our employees through stock options and conserving options and shares for future grants.

Q12.	If I participate in this offer, may I receive any common stock or option grants between now and the expiration date?

A12.
Yes. If you participate in this offer, you may receive new common stock or option grants between now and the expiration of this offer. However, we have no current plans to grant stock or options to employees or directors except in connection with this offer, in connection with newly hired employees or in connection with the regular payment of certain directors’ fees in the form of stock. Therefore, you should not expect to receive any stock or option grants between now and the expiration date.

Q13.	If you extend the offer, how will you notify me?

A13.
If we extend this offer, we will send an email or other written notice to all eligible employees disclosing the extension no later than 5:00 p.m., Eastern Time, on the next business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

Q14.	How will you notify me if the offer is changed?

A14.
If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing the change no later than 5:00 p.m., Eastern Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC.

Q15.	Will I have to pay taxes in connection with the offer if I participate?

A15.
If you participate in the offer and you are a tax resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange of your Eligible Options for New Options, however you will recognize income for U.S. tax purposes  if you elect to receive New Shares of common stock. Tax consequences may vary depending on each individual option holder’s circumstances.  If you elect to receive New Shares, you will need to provide your instructions for how you wish to handle any tax withholding obligation by May 1, 2008.  If we do not receive your instructions by May 1, 2008, we will automatically withhold enough New Shares to pay the tax withholding obligation.

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

Q16.	Is there any chance Sypris will not proceed with this offer?

A16.
The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our sole discretion.

In addition, prior to the expiration date, we may change the offer for any reason.

Q17.	Are you making any recommendation as to whether I should exchange my eligible options?

A17.
No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q18.	If I participate in this offer, do I have to exchange all of my options?

A18.	If you choose to participate in this offer with respect to any particular Eligible Grant, you must exchange all Eligible Options within the Eligible Grant.

Q19.	When will my exchanged options be cancelled?

A19.
Your exchanged options will be cancelled on the first business day following the withdrawal date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 13, 2008 unless the offer period is extended.

Q20.	Can I exchange restricted stock grants, unvested options or in the money options?

A20.	No. This offer relates only to unexercised, vested and underwater Sypris stock options. You may not exchange restricted stock grants or shares of Sypris common stock in this offer.

Q21.	Will I be required to give up all of my rights under the cancelled options?

A21.
Yes. Once we have accepted your tendered options for exchange, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the withdrawal date. We expect that the cancellation date will be May 13, 2008.

Q22.	How does Sypris determine whether my election form has been properly completed and my options have been properly tendered?

A22.
We decide, in our discretion, whether an election form (or withdrawal form) has been properly completed and an option has been properly tendered, which means that we determine all questions about the validity, form, eligibility (including time of receipt), and acceptance of any exchanged options. Any determinations we make on these matters are final.

Q23.	Will I receive confirmation that my exchanged options have been cancelled?

A23.	Yes, Sypris will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date.

SPECIFIC QUESTIONS ABOUT THE COMMON STOCK AND NEW OPTIONS

Q24.	When will I receive my New Shares or New Options?

A24.
We will issue certificates or facilitate DWAC deposit (per your choosing) of the New Shares of common stock to you shortly after the cancellation date. Your New Options are represented by the 2008 Stock Option Exchange Program and your Award Agreement which includes your election form (Exhibit A).

Q25.	How many New Shares or New Options will I receive for the Eligible Options that I exchange?

A25.
This offer is not an even exchange. The ratio of shares subject to Eligible Options cancelled to New Shares and New Options issued is calculated using the Black-Scholes Merton Option Valuation Model. These exchange ratios are intended to result in the issuance of New Shares and New Options that have a Fair Value approximately equivalent to the Fair Value of the cancelled options they replace as of March 31, 2008.

Q26.	What will the exercise price of my New Options be?

A26.	The exercise price of New Options will be equal to the last reported closing price per share of our common stock prior to regular trading hours on March 31, 2008.

Q27.	After the grant of my New Options, what happens if my options again end up underwater?

A27.
We cannot protect against your New Options ending up underwater. This offer is intended as a one-time offer, and even if your New Options again end up underwater we do not expect to implement such an exchange program in the future. As your stock options are valid for 4 years from the date of the grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time. However, we can provide no assurance as to the price of our common stock at any time in the future.

Q28.	Are there any restrictions on when I can exercise any of the New Options that are granted to me?

A28.	No. Your New Options are fully vested.

Q29.	Will my New Options be incentive stock options or non-qualified stock options?

A29.	All New Options will be non-qualified stock options for U.S. federal income tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial, legal and/or tax advisors.

Q30.	If I currently have incentive stock options, will my New Options also be incentive stock options?

A30.	No. All New Options will be non-qualified stock options for purposes of U.S. federal tax laws.

Q31.	Will the terms and conditions of my New Options be the same as my exchanged options?

A31.	No. Your New Options will have a new exercise price, will vest immediately and must be exercised in accordance with their terms before March 30, 2012.

Q32.	Will I receive a new award agreement?

A32.	Yes. The 2008 Stock Option Exchange Program and your Award Agreement will govern the terms of any New Options.

Q33.	When will my New Options expire?

A33.	Your New Options will expire on March 30, 2012, or earlier if your employment with Sypris terminates.

Q34.	What if my employment with Sypris ends before the cancellation date?

A34.
Your employment with Sypris is on an at-will basis unless expressly provided otherwise by the terms of your employment agreement, if any, and nothing in this offer modifies or changes the nature of your employment with Sypris. If your employment with Sypris ends for any reason before the cancellation date, you will not have a right to any New Shares or New Options.  However, your Eligible Options will not be cancelled under those circumstances.

Q35.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A35.	For additional information or assistance, you should contact Andrea Luescher at (502) 329-2000, email: andrea.luescher@sypris.com.

Q36.	How will the Fair Value of my New Options be calculated?

A36.
The Black-Scholes Merton Option Valuation Model is a complex, Nobel Prize winning valuation model which uses assumed stock price, volatility, estimated term, dividend yield and U.S. bond yields for the date of the option to complete an estimated Fair Value. Other valuation models exist and may result in different estimates of fair value, however, Sypris uses the Black-Scholes Merton Option Valuation Model internally for its accounting practices.

Q37.	How will the value of my current options available for exchange be determined?

A37.	Sypris has computed the Fair Value for each current option grant using the Black-Scholes Merton Option Valuation Model.

Q38.	How will the value of common stock be determined?

A38.	The Fair Value of each share of common stock used for exchange is the last reported closing price per share of our common stock prior to regular trading hours on March 31, 2008.

THE OFFER

1.	Eligibility.

You are an “eligible optionee” if you are a current Director or an employee of Sypris or its subsidiaries and you remain a current Director or employed by Sypris or a successor entity until the cancellation date, currently expected to be May 13, 2008.

If you resign or your employment is terminated before May 13, 2008, your rights under this offer will be forfeited. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the cancellation date, you forfeit all of your rights under this offer and your Eligible Options will be unaffected by this offer (although they may still be forfeited for other reasons, in accordance with the applicable terms governing such options).

Unless expressly provided by the terms of your employment agreement, if any, your employment with Sypris will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. Nothing in this offer modifies or changes the nature of your employment with Sypris.

2.	Number of options; expiration date.

Subject to the terms and conditions of this exchange offer, we will accept any Eligible Options that are held by eligible optionees which you have properly elected to exchange before the expiration date, and which you have not validly withdrawn before the withdrawal date.

If you choose to participate in this offer with respect to any particular Eligible Option, you must exchange all of the other Eligible Options that were issued in the same Eligible Grant.

No shares of Sypris common stock, including common stock previously acquired upon exercise of Sypris options, may be exchanged in this offer.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled. In exchange, you will have the right, at your election, to receive New Shares of common stock or to accept the New Options at exchange ratios intended to result in the issuance of stock or options that have a Fair Value approximately equivalent to the Fair Value of the cancelled options they replaced.

All New Options will be subject to the terms of our 2004 Sypris Equity Plan and to the 2008 Stock Option Exchange Program and the new award agreement between you and Sypris dated effective as of March 31, 2008 (the “Award Agreement”). Our 2004 Sypris Equity Plan, the 2008 Stock Option Exchange Program and the form of your Award Agreement are attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on May 1, 2008, unless we extend the offer by written notice (although you may withdraw your participation in any exchange until 5:00 p.m., Eastern Time, on May 12, 2008, unless we extend the withdrawal date by written notice). We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value, despite the current difficulties that exist in our key markets and the financial restructuring of certain of our major customers. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding, unexercised options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own shares of common stock or options that may more quickly increase in value. However, there can be no assurance that the New Shares or New Options will provide any such increase in value.

We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have a negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of shares and options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires. We believe this program is in the best interests of our employees and stockholders because it provides our employees with appropriate incentives and conserves shares and options for future grants. This offer was also designed to include an exercise price threshold equal to the Offer Price. This was done because we expect that options with exercise prices below the Offer Price will continue to provide the proper incentives to our employees to continue to perform at high levels. The Compensation Committee of the board of directors of Sypris determined that this  threshold was appropriate after considering the exercise prices of the unexercised options in light of the recent performance of Sypris’ common stock. In its entirety, this offer allows us to conserve the current reserves under our equity incentive plan and maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. Finally, because all exchanges of Eligible Grants will be for an equal Fair Value of New Options or New Shares, each exchange will be cost neutral to the Company in accordance with the Black-Scholes Valuation Model.

Except as otherwise disclosed in this offer or in our SEC filings, Sypris presently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Sypris,

•	any purchase, sale or transfer of a material amount of our assets,

•	any material change in our present dividend policy, or our indebtedness or capitalization,

•	any change in our present board of directors, including a change in the number or term of directors or to fill any existing board vacancies,

•	any other material change in our corporate structure or business,

•	our common stock being delisted from the Nasdaq Global Market,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act,

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act,

•	the acquisition by any person of additional securities of Sypris or the disposition of any of our securities, or

•	any change in our certificate of incorporation or bylaws or other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must properly complete, sign and deliver the election form to us via facsimile at (502) 329-2036, or email to andrea.luescher@sypris.com, or by hand at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, along with any other required documents before the expiration date. Election forms submitted before the expiration date by U.S. mail or Federal Express or other express couriers are not permitted if received after the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on May 1, 2008, unless we extend the offer by written notice. You will receive by email or mail at your home address an election form that lists all of your Eligible Options and all options that you are required to exchange in each Eligible Grant if you elect to participate in the offer. If you believe that the personalized election form is incomplete or inaccurate, please contact us as soon as possible. If any corrections or additions are made, we will promptly send you a revised election form. You will be bound by the last properly tendered election form we receive before the expiration date and the last withdrawal form we receive before May 12, 2008 at 5:00 p.m., Eastern Time.

If you choose to participate in this offer with respect to any Eligible Grant, you must exchange all Eligible Options in that Eligible Grant.

If you sign your election form, the signature must correspond with your name as written on the face of the notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sypris of the authority of that person to act in that capacity must be submitted with this election form.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged before the expiration date and are not properly withdrawn as of the time when we give written notice to the eligible optionees generally of our acceptance of options for exchange. We may issue this notice of acceptance by email or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be May 13, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, whether an election form or withdrawal form has been properly completed and an option has been properly tendered, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or withdrawal form or any options elected to be exchanged or withdrawn that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. We will accept all options we deem properly tendered that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been corrected by the tendering option holder or waived by us.   Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Sypris and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights.

You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before the withdrawal date, which is expected to be 5:00 p.m., Eastern Time, on May 12, 2008, unless extended by written notice. If we extend the offer, you may withdraw your options at any time until the extended withdrawal date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 5:00 p.m., Eastern Time, on May 16, 2008, you may withdraw your options at any time thereafter.

To validly withdraw all of the options that you previously elected to exchange, you must deliver to us via facsimile at (502) 329-2036, or email to andrea.luescher@sypris.com or by hand to 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Withdrawal forms submitted before this deadline by U.S. mail or Federal Express or other express couriers are not permitted if received after this deadline.

If you sign your withdrawal form, the signature must correspond with your name as written on your notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sypris of the authority of that person to act in that capacity must be submitted with this withdrawal form. We will determine, in our sole discretion, whether a withdrawal form has been properly completed, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options, in accordance with Section 4 of this offer to exchange.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options in any or all of your Eligible Grants before the expiration date. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election form we receive before the expiration date and the last properly tendered withdrawal form we receive before the withdrawal date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your withdrawal form.

6.	Acceptance of Eligible Options in exchange for issuance of New Shares or New Options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange before the expiration date and not validly withdrawn before the withdrawal date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be May 13, 2008.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the cancellation date. If you have participated in the exchange but have not received such a confirmation promptly after the cancellation date, please contact Andrea Luescher immediately at (502) 329-2000.

We will issue certificated shares or facilitate DWAC deposit at your request for the New Shares of common stock shortly after the cancellation date. If we do not extend the offer, the earliest possible cancellation date will be May 13, 2008. All New Options will be non-qualified stock options for purposes of U.S. federal tax laws. All New Shares or New Options have been or will be granted under our 2004 Sypris Equity Plan.

If you do not participate in this offer, you may receive new common stock or option grants between now and the cancellation date. However, we have no current plans to grant common stock or options to employees and directors other than in connection with this offer, in connection with newly hired employees or in connection with the regular payment of certain directors’ fees in the form of stock. Therefore, you should not expect to receive any common stock or option grants between now and the cancellation date if you decide not to participate in this offer.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•
there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•
any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•	there shall have occurred:

-
any unusual circumstances surrounding trading in Sypris’ common stock, including any halt or general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States or any unusually high or low trading volume in Sypris’ common stock or the recent dissemination of any material, non-public information by Sypris,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

-
the escalation of worldwide or national hostilities as a result of an act of war or terrorism, including  the commencement of any war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

-	even if any of the situations described above existed at the time of commencement of this offer, that situation, in our reasonable judgment, has deteriorated materially,

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

-
any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

-
any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options,

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the offer,

•
a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition,

•
any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

•
any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Sypris.

If any of the above events occur, we may:

•	terminate this offer and promptly return all tendered eligible options to tendering holders,

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires,

•	amend the terms of this offer, or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares.

The Sypris common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “SYPR.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq Global Market.

Fiscal Year Ending December 31, 2008	High	Low
First Quarter as of March 28, 2008	$ 6.44	$ 4.08

Fiscal Year Ending December 31, 2007
First Quarter	$ 7.14	$ 6.03
Second Quarter	$ 8.87	$ 6.46
Third Quarter	$ 9.05	$ 7.90
Fourth Quarter	$ 9.91	$ 5.53
Fiscal Year Ending December 31, 2006
First Quarter	$11.26	$ 9.04
Second Quarter	$10.10	$ 7.83
Third Quarter	$ 9.99	$ 6.94
Fourth Quarter	$ 8.35	$ 6.77

The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. We believe that such fluctuations will continue as a result of future announcements concerning Sypris, our competitors or principal customers, new product introductions, governmental regulations, litigation or changes in earnings by analysts. In addition, historically the stock market has experienced significant price and volume fluctuations. The exercise price of the New Options is equal to the last reported sale price per share of our common stock prior to regular trading hours on March 31, 2008 as reported on the Nasdaq Global Market. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your tendered eligible options and other factors, your New Shares and New Options may be less valuable than your tendered eligible options.

We recommend that you obtain current market quotations for Sypris common stock before deciding whether to tender your Eligible Options for exchange. However, you should also consider that the current market price of Sypris common stock may provide little or no basis for predicting what the market price of Sypris common stock will be at any time in the future.

9.	Source and amount of consideration; terms of New Shares or New Options.

Consideration.

At your election, we will issue either New Shares or New Options in exchange for eligible unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each New Share or New

Option has been or will be granted under our 2004 Sypris Equity Plan. Subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a number of shares or options intended to result in the issuance of stock or options that have a fair value approximately equivalent to the fair value of the cancelled options they replaced as of the new grant date, determined using the Black-Scholes Merton Option Valuation Model.

As of March 28, 2008, there were issued and outstanding options to purchase approximately 1,255,530 shares of our common stock under all of our option plans. Of these options, approximately 679,553 (representing 54.1% of all such options) were held by eligible optionees and are Eligible Options for the offer.

Subject to the terms and conditions of this offer, we expect to grant New Options to purchase a total of approximately 268,887 shares of our common stock, assuming that all eligible employees tendered their Eligible Options for a grant of New Options, or approximately 76,169 New Shares of common stock assuming that all eligible employees tendered their Eligible Options for a grant of New Shares, or a combination thereof.

General Terms of New Shares and New Options.

Each New Share and New Option has been or will be granted under our 2004 Sypris Equity Plan. All New Shares and New Options will be subject to the terms of the 2004 Sypris Equity Plan, the 2008 Stock Option Exchange Program and your Award Agreement. Your New Options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your New Options will also have an exercise price equal to the Offer Price.

The following description summarizes the material terms of our 2004 Sypris Equity Plan, the New Shares and the New Options. We will refer to our 2004 Sypris Equity Plan as the Equity Plan or the Plan. Our statements in this offer to exchange concerning the plan and the New Shares and New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the forms of option agreement under the Plan, which have been listed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, Attention: Andrea Luescher, or at (502) 329-2000, to receive a copy of the Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Equity Plan.

The number of shares of common stock covered by options currently outstanding and unexercised under our Equity Plan is approximately 589,103 shares. The Equity Plan provides for the grant of the following types of incentive awards: (i) stock options (including incentive stock options and non-qualified stock options); (ii) stock appreciation rights; (iii) restricted stock; (iv) performance units; and (v) performance shares. All New Options granted pursuant to this offer will be non-qualified stock options for purposes of U.S. federal tax laws.

General Terms of the Equity Plan.

The Equity Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares covered by the option and the exercisability of the options.

Term.

All New Options granted as a result of this offer will have a term of 4 years from the grant date, unless terminated earlier if your employment with Sypris terminates.

Termination of Employment Before the Cancellation Date.

If, for any reason, you are not an employee of Sypris as of the withdrawal date, you will have forfeited all of your rights under this offer. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause before the cancellation date, you will not be regarded as an eligible participant and your Eligible Options will be unaffected by this offer (although they may still be forfeited for other reasons, in accordance with the applicable terms governing such options).

Termination of Employment After the Cancellation Date.

The Plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified in your Award Agreement.

The Plan generally provides that if your employment terminates because of your death, you or your designated beneficiaries, or if no beneficiary survives you, the administrator or executor of your estate, may, within one (1) year after the date of your death, exercise any vested but unexercised portion of your option.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the New Options is the Offer Price. Your New Options may have a higher exercise price than some of your current options.

Vesting and Exercise.

Each New Share and New Option granted with respect to an exchanged Eligible Option will vest immediately and the New Options will remain exercisable for a four year period commencing on March 31, 2008.

Adjustments Upon Certain Events.

If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs, either before or after the cancellation date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

Transferability of New Options.

New Options may not be transferred, other than by will or the laws of descent or distribution, unless the administrator determines otherwise.

Registration of Shares Underlying Options.

All of the New Shares of Sypris common stock and any shares of Sypris common stock issuable upon exercise of New Options are registered under the Securities Act of 1933, as amended (the Securities Act), on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates at the time of sale, you will be able to sell the New Shares and the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the material U.S. federal income tax consequences of the New Options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Sypris.

We are a diversified provider of outsourced services and specialty products. We perform a wide range of manufacturing, engineering, design, testing and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for aerospace & defense electronics, truck components & assemblies, and for users of test & measurement equipment.

We focus on those markets where we have the expertise, qualifications and leadership position to sustain a competitive advantage. We target our resources to support the needs of industry leaders that embrace multi-year contractual relationships as a strategic component of their supply chain management. These contracts, many of which are sole-source by part number and are for terms of up to seven years, enable us to invest in leading-edge technologies to help our customers remain competitive. The productivity, flexibility and economies of scale that result become an important means for differentiating ourselves from the competition when it comes to cost, quality, reliability and customer service.

Our principal executive offices are located at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40202, and our telephone number is (502) 329-2000. Questions regarding this offer should be directed to Andrea Luescher.

Set forth below is selected financial information about Sypris. This selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in Item 8 of our Form 10-K for the year ended December 31, 2007.

	Years Ended December 31,
	2007	2006(1)	2005	2004(2)	2003(3)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenue	$435,915	$497,664	$522,766	$425,402	$276,605
Cost of sales	396,119	456,574	471,428	371,963	230,660
Gross profit	39,796	41,090	51,338	53,439	45,945
Selling, general and administrative	40,517	37,107	35,669	35,248	26,711
Research and development	2,821	1,988	2,833	3,697	4,166
Amortization of intangible assets	527	645	614	596	194
Nonrecurring (income) expense, net	(3,246)	1,485	—	—	—
Operating (loss) income	(823)	(135)	12,222	13,898	14,874
Interest expense, net	3,685	3,708	5,979	2,100	1,693
Other expense (income), net	31	(387)	(1,325)	(138)	230
(Loss) income before income taxes	(4,539)	(3,456)	7,568	11,936	12,951
Income tax (benefit) expense	(2,400)	(2,094)	2,247	3,637	4,860
Net (loss) income	$(2,139)	$(1,362)	$5,321	$8,299	$8,091
(Loss) earnings per common share:
Basic	$(0.12)	$(0.08)	$0.30	$0.48	$0.57
Diluted	$(0.12)	$(0.08)	$0.29	$0.47	$0.56
Cash dividends per common share	$0.12	$0.12	$0.12	$0.12	$0.12
Shares used in computing per share amounts:
Basic`	18,231	18,079	18,016	17,119	14,237
Diluted`	18,231	18,079	18,323	17,745	14,653

	December 31,
	2007	2006(1)	2005	2004(2)	2003(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,622	$32,400	$12,060	$14,060	$12,019
Working capital	152,441	100,717	111,765	143,123	81,456
Total assets	422,060	379,033	417,624	431,178	264,435
Current portion of long-term debt	5,000	5,000	—	7,000	3,200
Long-term debt, net of current portion	60,000	55,000	80,000	110,000	53,000
Total stockholders’ equity	207,479	209,886	213,734	208,939	145,392

______________________________________
(1)
Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment under the modified prospective method.  We also adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006.  See Note 1 of our consolidated financial statements.

(2)
On May 3, 2004 and June 30, 2004, respectively, we completed the acquisition of the net assets of ArvinMeritor’s Kenton, Ohio facility and Dana’s Toluca, Mexico facility and their results of operations and related purchased assets are included from those dates forward.

(3)
On December 31, 2003, we completed the acquisition of the net assets of Dana’s Morganton, North Carolina facility and its results of operations and related purchased assets are included from that date forward.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of the members of our board of directors and executive officers is attached to this offer to exchange as Schedule A.

The following table sets forth information concerning the beneficial ownership of our common stock as of March 28, 2008 for the directors and executive officers of the Company and their respective affiliates. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities. The percentages in the table below are based on the total number of shares of common stock, restricted stock and outstanding options to purchase our common stock under all our plans.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	16.9%
Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	16.9%
Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,203,699	32.0%
R. Scott Gill (4) 161 East Chicago Avenue Chicago, Illinois 60611	5,696,007	29.3%
GFP I, LP (5) 1220 North Market Street, Suite 606 Wilmington, Delaware 19801	3,274,666	16.9%
Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	16.9%
John F. Brinkley (7)	34,941	*
William G. Ferko (8)	31,112	*
William L. Healey (9)	55,219	*
Sidney R. Petersen (10)	93,671	*
Robert Sroka (11)	147,447	*
T. Scott Hatton	125,669	*
John R. McGeeney(12)	147,932	*
Richard L. Davis (13)	247,389	1.3%
G. Darrell Robertson (14)	102,797	*
Anthony C. Allen (15)	244,051	1.3%

Kathy Smith Boyd (16)	94,837	*
Sergio L. M. de Carvalho	74,373	*
Current directors and executive officers as a group (15 persons)	10,025,478	50.0%
* Less than 1%.

(1)
Includes 500 shares beneficially owned by Virginia G. Gill, his spouse. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 41.88% ownership interest and of which Virginia G. Gill is a limited partner holding a 42.77% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill is also a director and executive officer of the Company.

(2)
Includes 500 shares beneficially owned by Robert E. Gill, her spouse. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)
Includes 41,685 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 1.33% ownership interest, of which Patricia G. Gill is a limited partner holding a 1.33% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 7.65% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2007.

(4)
Includes 68,636 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 4.08% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)
Includes 17,743 shares issuable under currently exercisable stock options and 17,198 shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(8)	Includes 4,478 shares issuable under currently exercisable stock options.

(9)
Includes 40,282 shares issuable under currently exercisable stock options, and 14,937 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(10)
Includes 38,491 shares issuable under currently exercisable stock options, and 55,180 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 139,994 shares issuable under currently exercisable stock options.

(12)	Includes 55,814 shares issuable under currently exercisable stock options.

(13)	Includes 116,300 shares issuable under currently exercisable stock options.

(14)	Includes 36,400 shares issuable under currently exercisable stock options.

(15)	Includes 93,175 shares issuable under currently exercisable stock options.

(16)	Includes 44,579 shares issuable under currently exercisable stock options.

As of March 28, 2008, our executive officers and directors (15 persons) as a group beneficially owned options outstanding under the 2004 Sypris Equity Plan, Independent Directors’ Stock Option Plan, and the 1994 Stock Option Plan For Key Employees (the “Plans”) to purchase a total of 829,722 of our shares, which represents approximately 66.1% of the shares covered by all options outstanding under the Plans as of that date.

Neither we, nor, to the best of our knowledge, any of the members of our board of directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the Equity Plan or in transactions involving our common stock during the past 60 days before and including March 28, 2008, except for grants of common stock awarded under the Directors Compensation Program for services provided in the first quarter of 2008.

12.	Status of options acquired by us in the offer.

Options that we acquire through the offer will be cancelled and, to the extent such exchanged options were granted under the 2004 Sypris Equity Plan, the shares covered by such exchanged options will be returned to the pool of shares available for grants of new awards under the 2004 Sypris Equity Plan. To the extent shares returning to the 2004 Sypris Equity Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Shares and New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Shares and New Options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

14.	Material U.S. federal income tax consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange unexercised options for New Options should not be required to recognize income for U.S. federal income tax purposes at the time the exchanged options are surrendered. We believe that the exchange will be treated as a non-taxable exchange.

New Shares of Common Stock.

If you participate in this offer and elect to receive New Shares, you generally will recognize ordinary income equal to the fair market value of the shares as of the cancellation date. When shares are delivered to you, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may withhold these sums from any amounts otherwise payable to you, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you.

Non-qualified Stock Options.

All New Options are non-qualified stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or non-qualified stock options.

Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares covered by the option on the date of exercise will be compensation income taxable to the option holder.

Sypris generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder if we comply with eligible reporting requirements.

It is intended that any options granted under this offer will meet the safe harbor provisions of the regulations under IRC Section 409A so as to avoid any adverse tax consequences under such provisions.  Eligible optionees are urged to consult their tax advisors concerning the application of IRC Section 409A in these circumstances.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 5:00 p.m., Eastern Time, on the next business day after the previously scheduled expiration date. We will file a copy of such notice with the SEC.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. If we materially change the offer, we will send an email or other written notice to all eligible optionees disclosing any material change no later than 5:00 p.m., Eastern Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your options. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Market under the symbol “SYPR” and our SEC filings can be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, Attention: Andrea Luescher, or by contacting us at (502) 329-2000.

The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

18.	Miscellaneous.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 . WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Schedule A

Information Concerning the Directors and Executive Officers of Sypris Solutions, Inc.

Information concerning the directors of Sypris Solutions, Inc. is set forth in the table below:

R. Scott Gill Age 49
R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, since June 2007. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Robert Sroka Age 58
Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003. From 1998 to 2005, he served as Managing Partner of Lighthouse Partners, a private investment and business consulting company. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He is Chairman of the Compensation Committee and a member of the Audit and Finance Committee. Mr. Sroka also serves as a director of North American Insurance Leaders, Inc. and North Shore Acquisition Corp.

William G. Ferko Age 53
William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko serves as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls, since January 2008. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc. and its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Nominating and Governance Committee and is a member of the Audit and Finance Committee.

Jeffrey T. Gill Age 52
Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 77
Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is Chairman of the Audit and Finance Committee and a member of the Executive Committee.

John F. Brinkley Age 70
John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is a member of the Compensation Committee and the Nominating and Governance Committee.

Robert E. Gill Age 82
Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 63
William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation and Pro-Dex Inc. Mr. Healey is a member of the Nominating and Governance Committee and the Compensation Committee.

The executive officers of Sypris Solutions, Inc. are set forth in the following table:

Robert E. Gill Age 82
Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 52
Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sergio L. M. de Carvalho Age 51
Sergio L. M. De Carvalho has served as Vice President of Sypris and President of Sypris Technologies since June 2007. From 1975 to 2007, Mr. Carvalho served in a variety of senior management positions with ArvinMeritor and its predecessors, including most recently as Vice President and General Manager of its Bus and Coach, Government, Specialty, Ride Control, Suspension, Trailer and Brake

businesses. During his long tenure with ArvinMeritor, he held several leadership management positions in both the United States and in Brazil and also served as a board member for numerous ArvinMeritor international businesses. Mr. Carvalho holds a Bachelor’s Degree in Physics from the University de Sao Paulo, Brazil and is fluent in Portuguese, English and Spanish.

Kathy Smith Boyd Age 54
Kathy Smith Boyd has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, from 2003 to April 2005 and as President of Sypris Test & Measurement from April 2005 to the present. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

G. Darrell Robertson Age 65
G. Darrell Robertson has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, from 2000 to April 2005 and as President of Sypris Data Systems from April 2005 to the present. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

T. Scott Hatton Age 41
T. Scott Hatton has served as Vice President and Chief Financial Officer of Sypris since July 2005. From 2003 to July 2005, Mr. Hatton served as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, a strategic business group of Honeywell. From 2002 to 2003, he served as Vice President and Chief Financial Officer for the Transportation Systems of Honeywell. From 1988 to 2002, Mr. Hatton served in a number of progressively responsible executive positions with the General Electric Company, including most recently as Chief Financial Officer of the Global Noryl business unit of GE Plastics and as Chief Financial Officer for GE Superabrasives. Mr. Hatton is a graduate of the GE Financial Management Program and holds a Bachelor’s Degree in Business Administration from the University of Kentucky.

Richard L. Davis Age 54
Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 51
John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney was Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and served as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Anthony C. Allen Age 49
Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

The address of each executive officer and director is: c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.